Exhibit 15.13

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Report on Form 20-F of our report dated April 29, 2025 with respect to the financial statements of Global Star Acquisition Inc. for the years ended December 31, 2024 and 2023 included in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Report.

/s/ Marcum LLP

New York, NY

May 14, 2025